Exhibit 99.1

Seattle Genetics Reports First Quarter 2014 Financial Results

-Total First Quarter Revenues of $68.3 Million, Including $38.7 Million in

ADCETRIS® (Brentuximab Vedotin) U.S. and Canada Net Product Sales-

-Conference Call Today at 4:30 p.m. ET-

Bothell, WA — May 1, 2014 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the first quarter ended March 31, 2014. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization and clinical development accomplishments, progress with its antibody-drug conjugate (ADC) pipeline, collaborator updates and upcoming activities.

“Our financial and business results to date in 2014 reflect continued progress across our top three corporate priorities of building ADCETRIS into a major global brand, advancing our robust ADC pipeline and enhancing our leadership position in the field of ADCs,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer at Seattle Genetics. “ADCETRIS is now commercially available in 40 countries and is being evaluated in more than 30 clinical trials. We are also advancing five other clinical-stage ADCs towards our goal of identifying additional product candidates. And, the breadth of data presented at the recent AACR annual meeting underscores our continued innovation in the field of ADCs and the progress both we and our collaborators are making with programs using our proprietary technology.”

Recent ADCETRIS Highlights

•	Achieved multiple milestones totaling $20 million under the ADCETRIS collaboration with Takeda Pharmaceutical Company Limited (Takeda) triggered by substantial progress with global commercial activities, including:

•	Milestones totaling $6 million as a result of Takeda achieving the first commercial sale of ADCETRIS in three key countries in its territory outside of the European Union and Japan, consisting of Australia, South Korea and Mexico.

•	Milestones totaling $9 million triggered by final pricing approval for ADCETRIS in Japan.

•	Milestone of $5 million triggered by Takeda surpassing ADCETRIS annual net sales of $100 million in its territory during 2013.

•	Reported encouraging data from a phase 1/2 clinical trial of ADCETRIS in combination with bendamustine in second-line Hodgkin lymphoma at the 2014 Bone Marrow Transplant (BMT) Tandem Meetings. ADCETRIS is currently not approved for use in second-line treatment of patients with Hodgkin lymphoma who are eligible for an autologous stem cell transplant.

ADC Pipeline and Collaborator Updates

•	Demonstrated continued innovations in the field of ADCs highlighted by more than 15 internal and collaborator presentations at the 2014 Annual Meeting of the American Association for Cancer Research (AACR). Seattle Genetics’ data illustrated its novel advances in ADC linker technology and preclinical findings with ADC programs brentuximab vedotin, SGN-CD19A and SGN-CD70A.

•	Genentech, a member of the Roche Group, reported encouraging data at AACR from an ongoing phase 1 clinical trial of an anti-endothelin B receptor (ETBR) ADC in patients with metastatic or unresectable melanoma utilizing Seattle Genetics’ technology.

•	Achieved multiple progress-based milestones under collaborations with companies employing Seattle Genetics’ ADC technology, including:

•	Celldex Therapeutics, triggered by its initiation of a pivotal clinical trial with glembatumumab vedotin (CDX-011), an ADC for breast cancer.

•	Genentech, triggered by its initiation of a phase 2 clinical trial with an ADC for ovarian cancer.

•	AbbVie, triggered by its initiation of a phase 1 clinical trial with an ADC for cancer as well as preclinical progress with another ADC.

•	Bayer, triggered by its submission of an investigational new drug (IND) application for an ADC.

Other Recent Highlights

•	Promoted Nathan Ihle, Ph.D., to Vice President, Process Chemistry.

Upcoming Activities

•	Report data from a phase 1 clinical trial of SGN-CD19A in non-Hodgkin lymphoma in an oral session at the American Society of Clinical Oncology (ASCO) Annual Meeting being held May 30 to June 3, 2014.

•	Anticipate multiple ADC collaborator presentations at ASCO on programs utilizing Seattle Genetics technology, including from AbbVie, Genentech, Progenics and Takeda.

•	Report ADCETRIS phase 3 AETHERA clinical trial data in the second half of 2014.

•	Report data from phase 2 clinical trials with ADCETRIS in diffuse large B-cell lymphoma during 2014.

•	Report data from a phase 1 trial of SGN-CD33A in acute myeloid leukemia (AML) during 2014.

•	Initiate a phase 1 trial of SGN-CD70A in CD70-positive malignancies in the second half of 2014.

First Quarter 2014 Financial Results

Total revenues in the first quarter of 2014 were $68.3 million, compared to $57.3 million in the first quarter of 2013. Revenues in the first quarter of 2014 included ADCETRIS net product sales of $38.7 million compared to $33.9 million for the same period in 2013. First quarter 2014 revenues also included royalty revenues of $12.7 million reflecting international sales of ADCETRIS by Takeda, including a $5 million sales milestone payment from Takeda. In addition, revenues include amounts earned under the company’s ADCETRIS and ADC collaborations totaling $16.9 million in the first quarter of 2014.

Total costs and expenses for the first quarter of 2014 were $84.6 million, compared to $73.7 million for the first quarter of 2013. The increase in 2014 costs and expenses was primarily driven by higher research and development expenses to fund ADCETRIS clinical development and investment in the company’s ADC pipeline.

Under the ADCETRIS collaboration with Takeda, development costs incurred by Seattle Genetics are included in research and development expense. Joint development costs are co-funded by

Takeda and Seattle Genetics on a 50:50 basis. Net reimbursement funding received from, or paid to, Takeda is included as a component of collaboration revenue and recognized over the development period of the collaboration along with other development payments received, including the upfront payment and development milestone payments.

Non-cash, share-based compensation cost for the first quarter of 2014 was $9.3 million, compared to $6.6 million for the first quarter of 2013.

Net loss for the first quarter of 2014 was $16.3 million, or $0.13 per share, compared to a net loss of $16.3 million, or $0.14 per share, for the first quarter of 2013.

As of March 31, 2014, Seattle Genetics had $355.4 million in cash, cash equivalents and investments, compared to $374.3 million as of December 31, 2013.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling 888-549-7880 (domestic) or 480-629-9644 (international). The access code is 4679217. A replay of the discussion will be available beginning at approximately 3:30 p.m. PT today from Seattle Genetics’ website or by calling 800-406-7325 (domestic) or 303-590-3030 (international), using access code 4679217. The telephone replay will be available until 5:00 p.m. PT on Monday, May 5, 2014.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development and commercialization of innovative antibody-based therapies for the treatment of cancer. Seattle Genetics is leading the field in developing antibody-drug conjugates (ADCs), a technology designed to harness the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. The company’s lead product, ADCETRIS® (brentuximab vedotin), is an ADC that, in collaboration with Takeda Pharmaceutical Company Limited, is commercially available for two indications in 40 countries, including the U.S., Canada, Japan and members of the European Union. Additionally, ADCETRIS is being evaluated broadly in more than 30 ongoing clinical trials. Seattle Genetics is also advancing a robust pipeline of clinical-stage ADC programs, including SGN-CD19A, SGN-CD33A, SGN-LIV1A, ASG-22ME and ASG-15ME. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including AbbVie, Agensys (an affiliate of Astellas), Bayer, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, data availability from ongoing clinical trials, expectations for additional regulatory approvals and expectations for revenue and expenses for the year 2014. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include that sales of ADCETRIS may not be as expected or expenses may exceed current projections. We may also be delayed in our planned trial initiations and regulatory submissions and approvals for reasons outside of our control. We may also fail to receive milestone payments under our collaborations. In addition, if we do not meet our financial guidance or the expectations of analysts or investors, our stock price may be adversely impacted. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Tricia Larson

(425) 527-4180

tlarson@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2014	December 31, 2013
Assets
Cash, cash equivalents and short term investments	$355,358	$374,267
Other assets	120,714	109,631

Total assets	$476,072	$483,898

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$58,593	$59,348
Deferred revenue and long-term liabilities	186,485	194,365
Stockholders’ equity	230,994	230,185

Total liabilities and stockholders’ equity	$476,072	$483,898

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended March 31,
	2014	2013
Revenues
Net product sales	$38,716	$33,920
Collaboration and license agreement revenues	16,882	21,009
Royalty Revenues	12,673	2,399

Total revenues	68,271	57,328

Costs and expenses
Cost of sales	3,664	3,169
Cost of royalty revenues	2,464	925
Research and development	54,496	47,735
Selling, general and administrative	24,018	21,886

Total costs and expenses	84,642	73,715

Loss from operations	(16,371)	(16,387)
Investment and other income, net	70	123

Net loss	$(16,301)	$(16,264)

Basic and diluted net loss per share	$(0.13)	$(0.14)

Weighted-average shares used in computing basic and diluted net loss per share	122,896	120,455